Exhibit 99.1

Agilent Technologies Prices $300 Million of Senior Notes

SANTA CLARA, Calif., Sept. 15, 2016 – Agilent Technologies, Inc. (NYSE: A) today announced the pricing of a series of its senior notes in an aggregate principal amount of $300 million, in an underwritten, registered public offering. The offering is being conducted under an automatic shelf registration statement on file with the Securities and Exchange Commission. The notes will mature in September 2026 and will bear interest at an annual rate of 3.050 percent. The offering is expected to close on September 22, 2016, subject to customary closing conditions.

Agilent intends to use the proceeds from the offering to repay all amounts outstanding under its revolving credit facility and for general corporate purposes thereafter.

BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

BNP Paribas Securities Corp.
787 Seventh Avenue
New York, NY 10019
Telephone: +1 800 854 5674

Email: new.york.syndicate@bnpparibas.com

Citigroup Global Markets Inc.

Attn: Prospectus Department

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717
Telephone: +1 800 831 9146

Email: prospectus@citi.com

Credit Suisse Securities (USA) LLC

Attn: Prospectus Department

One Madison Avenue

New York, NY 10010
Telephone: +1 800 221 1037

Email: newyork.prospectus@credit-suisse.com

Electronic copies of the prospectus supplement and accompanying prospectus are also available for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A), a global leader in life sciences, diagnostics and applied chemical markets, is the premier laboratory partner for a better world. Agilent works with customers in more than 100 countries, providing instruments, software, services and consumables for the entire laboratory workflow.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws, including with respect to our planned securities offering and the anticipated use of the net proceeds therefrom. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the public offering. No assurance can be given that the securities offering discussed above will be consummated on the terms described or at all. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

Investor Contact:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com